Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2012 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in UNS Energy Corporation’s (formerly UniSource Energy Corporation) Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Phoenix, Arizona

May 10, 2012